EXHIBIT 11.1

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COMPUTATION OF EARNINGS PER SHARE

                                                                   THREE MONTHS ENDED
                                                                      JANUARY 31,
                                                                 2004                 2005
                                                              (UNAUDITED)          (UNAUDITED)
                                                           -------------------------------------
Numerator:
Net income (loss) from continuing operations                  $(1,606,099)             $414,793

Denominator:
Denominator for basic earnings per share- weighted-average
  shares                                                       12,865,977            13,835,870
Effect of dilutive securities:
Employee stock options and warrants                                      -              553,364
                                                           -------------------------------------

Denominator for diluted earnings per share adjusted
  weighted-average shares and assumed conversions
                                                               12,865,977            14,389,234

Basic and dilutive net (loss) earnings per share:

  Net basic and diluted (loss) earnings per
    share                                                          $(0.12)                $0.03


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